Exhibit 99.1

For Immediate Release

Meridian Bioscience Receives Re-Authorization from FDA for its Revogene® SARS-CoV-2 Molecular Assay

CINCINNATI, OHIO, July 29, 2022 (PRNewswire) – Meridian Bioscience, Inc. (NASDAQ: VIVO), a leading global provider of diagnostic testing solutions and life science raw materials, announced that it received re-authorization of its Emergency Use Authorization (EUA) for the Revogene® SARS-COV-2 molecular assay from the U.S. Food and Drug Administration (FDA). Meridian expects to begin shipping this product before the end of its fiscal fourth quarter, ending September 30, 2022.

On November 10, 2021, Meridian announced the Revogene® SARS-CoV-2 assay was granted authorization by the FDA. Subsequent to that, it was determined that the original design of the assay would not detect the Omicron variant and Meridian delayed marketing the assay to modify its design to correct for the detection of the variant. In March, Meridian completed the development work and submitted an initial set of data to the FDA to validate the performance of this revised assay. Over the last few months in consultation with the FDA, Meridian completed additional clinical studies and the FDA has now re-authorized the EUA.

The Revogene® SARS-CoV-2 assay is a molecular diagnostic test for the qualitative detection of the SARS-CoV-2 virus from nasopharyngeal, oropharyngeal, anterior nasal, and mid-turbinate nasal swab specimens and provides impressive clinical performance with a positive predictive agreement (PPA) of 97.7% and a negative predicative agreement (NPA) of 97.7%.

The Revogene® SARS-CoV-2 assay can help laboratories and healthcare systems improve their COVID-19 testing capacity and enable healthcare providers to quickly deliver the appropriate care and guide infection control measures for patients. The flexible Revogene® molecular testing platform can easily integrate into any laboratory or health system. Additional FDA-approved tests on the Revogene platform include Revogene® C. difficile, Revogene® Strep A, Revogene® GBS LB, and Revogene® Carba C.

“There continues to be demand for fast, accurate detection of COVID-19 especially considering the high transmissibility of these new variants and the upcoming respiratory season,” said Tony Serafini-Lamanna, Executive Vice President - Diagnostics for Meridian Bioscience. “We believe our Revogene® SARS-CoV-2 assay and growing Revogene® platform can help clinicians and health systems meet these demands now and in the future.”

To learn more about the Revogene® SARS-CoV-2 assay, please visit https://www.meridianbioscience.com/revogene-sars-cov-2/. For sales inquiries, please contact Meridian Bioscience at 1-888-763-6769 or sales@meridianbioscience.com.

This product has not been FDA cleared or approved but has been authorized for emergency use by FDA under an EUA for use by authorized laboratories. This product has been authorized only for the detection of nucleic acid from SARS-CoV-2, not for any other viruses or pathogens. The emergency use of this product is only authorized for the duration of the declaration that circumstances exist justifying the authorization of emergency use of in vitro diagnostics for detection and/or diagnosis of COVID-19 under Section 564(b)(1) of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 360bbb-3 (b)(1), unless the declaration is terminated, or authorization is revoked sooner.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as “continues”, “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “signals”, “should”, “can”, “guidance” and similar expressions or the negative versions thereof and which also may be identified by their context. All statements that address operating performance or events or developments that Meridian Bioscience, Inc. (“Meridian” or “the Company”) expects or anticipates will occur in the future are forward-looking statements. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made. Specifically, Meridian’s forward-looking statements are, and will be, based on management’s then-current views and assumptions regarding future events and operating performance. Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, factors identified from time to time in the Company’s filings with the Securities and Exchange Commission, including in Part I, Item 1A Risk Factors of the Company’s most recent Annual Report on Form 10-K, which contains a list and description of uncertainties, risks and other matters that may affect the Company. Readers should carefully review these forward-looking statements and risk factors, and not place undue reliance on the Company’s forward-looking statements.

About Meridian Bioscience, Inc.

Meridian is a fully integrated life science company that develops, manufactures, markets, and distributes a broad range of innovative diagnostic products. We are dedicated to developing and delivering better solutions that give answers with speed, accuracy, and simplicity that are redefining the possibilities of life from discovery to diagnosis. Through discovery and development, we provide critical life science raw materials used in immunological and molecular tests for human, animal, plant, and environmental applications. Through diagnosis, we provide diagnostic solutions in areas including gastrointestinal and upper respiratory infections and blood lead level testing. We build relationships and provide solutions to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers, and biotech companies in more than 70 countries around the world.

Meridian’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

Contact:

Charlie Wood

Vice President – Investor Relations

Meridian Bioscience, Inc.

Phone: +1 513.271.3700

Email: mbi@meridianbioscience.com

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